Exhibit 99.1

Veracyte Announces Pricing of Public Offering of 5,000,000 Shares of Common Stock

SOUTH SAN FRANCISCO, Calif.—(BUSINESS WIRE)—July 25, 2018—Veracyte, Inc. (Nasdaq: VCYT) today announced the pricing of an underwritten public offering of 5,000,000 shares of its common stock at a public offering price of $10.25 per share. The gross proceeds to Veracyte from this offering, before deducting underwriting discounts and commissions and offering expenses payable by Veracyte, are expected to be $51.3 million. All of the shares are being offered by Veracyte. The offering is expected to close on or about July 30, 2018, subject to customary closing conditions. In addition, Veracyte granted to the underwriters participating in the offering a 30-day option to purchase up to an additional 750,000 shares of its common stock at the public offering price, less underwriting discounts and commissions.

Veracyte intends to use the net proceeds from the offering for working capital and other general corporate purposes. Veracyte may also use a portion of the net proceeds from the offering to acquire or invest in complementary businesses, technologies or other assets, although it has no present commitments or agreements to do so.

Leerink Partners and William Blair are acting as joint book-running managers for the offering and BTIG is acting as lead manager.

The shares will be issued pursuant to a shelf registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (SEC). A preliminary prospectus supplement and accompanying prospectus relating to the offering were filed with the SEC and are available on the SEC’s website at www.sec.gov. A final prospectus supplement and accompanying prospectus will be filed with the SEC. A copy of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained by contacting Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, Massachusetts 02110, by email at syndicate@leerink.com, or by telephone at (800) 808-7525, ext. 6132; or William Blair & Company, L.L.C., Attention: Prospectus Department, The William Blair Building, 150 North Riverside Plaza, Chicago, Illinois 60606, by email at prospectus@williamblair.com, or by telephone at (800) 621-0687.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

Veracyte, Afirma, Percepta, Envisia, Know by Design, the Veracyte logo and the Afirma logo are trademarks of Veracyte, Inc.

Source: Veracyte

Veracyte, Inc.

Media:

Tracy Morris, (650) 380-4413

tracy.morris@veracyte.com

or

Investors:

Keith Kennedy, (650) 243-6357

keith@veracyte.com